Exhibit 99.1

FOR IMMEDIATE RELEASE

October 9, 2018	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS FISCAL 2018 Q4 SAME STORE SALES
Bad Daddy’s Adjusted Same Store Sales Increase 0.7%

Good Times’ Same Store Sales Increase 0.5%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar, a full-service, upscale burger bar concept and Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products, today announced that its Bad Daddy’s adjusted same store sales increased 0.7% during the quarter over the prior year’s increase of 1.4%, excluding the impact of Hurricane Florence during which the concept experienced closures for seven store days, including five store days among the base of comparable stores as well as reduced traffic in its North Carolina restaurants in the days immediately preceding and succeeding landfall. Bad Daddy’s same store sales decreased 0.7% for the quarter including the lost sales due to the hurricane. Same store sales for its Good Times’ brand increased 0.5% in its fiscal fourth quarter ended September 25, 2018 over the prior year’s increase of 3.9%.

Boyd Hoback, President & CEO, said “Although this represents a break in our positive comparable sales streak due to the impact of Hurricane Florence, on an adjusted basis, comparable sales were in-line with our guidance and represents a slight acceleration from our third quarter’s comparable sales, and would have been our fourteenth consecutive quarter of positive comparable sales. We are grateful that we did not experience any property damage and that our employees and their families were safe. Additionally, during the last week of our fiscal year we opened Bad Daddy’s Burger Bar restaurants in Roswell, GA and Greenville, SC, bringing our total restaurants opened during fiscal 2018 to nine and we expect to open two additional Bad Daddy’s restaurants during our first fiscal quarter of 2019.”

Regarding Good Times results, Hoback added “We saw our seventh consecutive quarter of positive comparable sales at Good Times during which we did not have significant product or price news in our advertising. Subsequent to the quarter’s end we rolled out All Natural Boneless Buffalo Wings and our $5 West Coast Double Cheeseburger Combo.”

About Good Times Restaurants Inc. Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 33 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick service restaurant chain consisting of 36 Good Times Burgers & Frozen Custard restaurants, located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2017 filed with the SEC. Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Boyd E. Hoback, President and CEO (303) 384-1411

Ryan Zink, CFO (303) 384-1432

Christi Pennington (303) 384-1440